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                                                                    EXHIBIT 21.1


Subsidiaries of the Company
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


     Name of Subsidiary                        Jurisdiction of Incorporation              Percentage Ownership
     ------------------                        -------------------------------            ---------------------

     Delta Play (US), Inc.                     State of Colorado                                  100%

     Delta Play Company                        Province of Nova Scotia, Canada                    100%

     PS Florida, Inc.                          State of Colorado                                  100%

     Koala Foreign Sales Corporation           Barbados                                           100%
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